Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 7, 2017, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of BancFirst Corporation on Form 10-K for the year ended December 31, 2016. We hereby consent to the incorporation by reference of said reports in the Registration Statements of BancFirst Corporation on Forms S-8 (File No. 333-201524, effective January 15, 2015 and File No. 333-175914, effective July 29, 2011; File No. 333-119622, effective October 8, 2004; File No. 333-31886, effective March 7, 2000; and File No. 333-65129, effective September 30, 1998).

/s/ BKD, LLP

Oklahoma City, Oklahoma

March 7, 2017